EXHIBIT 21.1

Subsidiaries

We own:
(i) Penasco Petroleum Inc., a Nevada corporation (100% owned),
(ii) Galveston Bay Energy, LLC, a Texas limited liability company (100% owned),
(iii) SPE Navigation I, LLC, a Nevada limited liability company (100% owned),
(iv) Namibia Exploration, Inc., a Nevada corporation (100% owned),
(v) Hydrocarb Corporation, a Nevada corporation (100% owned)(“HCN”),
(vi) Hydrocarb Texas Corporation, a Texas corporation (100% owned by HCN),

(vii)	Hydrocarb Namibia Energy (Pty) Limited, a company chartered in the Republic of Namibia (100% owned by HCN), and

(viii) Otaiba Hydrocarb LLC, a UAE limited liability corporation (95% owned by HCN).